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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                  JUNE 30, 2000
                                   (UNAUDITED)


                                                              Three Months Ended               Six Months Ended
                                                        ------------------------------------------------------------
                                                           June 30,        June 30,        June 30,        June 30,
                                                             2000            1999            2000            1999
                                                        ------------------------------------------------------------
Net Income..............................................$ 86,019,038    $ 65,252,545    $ 87,930,724    $126,299,517

Common Equivalent Shares:
Weighted Average Common Shares Outstanding...............171,671,916     166,169,213     166,994,366     166,803,901
Weighted Average Common Equivalent Shares................  1,174,971       1,425,238       1,149,566       1,506,914
                                                         -----------------------------------------------------------
Weighted Average Common And Common Equivalent Shares.....172,846,887     167,594,451     168,143,932     168,310,815
                                                         ===========================================================

Net Income Per Common Equivalent Share - Basic..........$       0.50    $       0.39    $       0.53    $       0.76
Net Income Per Common Equivalent Share - Diluted .......$       0.50    $       0.39    $       0.52    $       0.75




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